EXHIBIT 12.1

WELLPOINT, INC.

Computation of Ratio of Earnings to Fixed Charges

(unaudited)

(millions of dollars, except ratios)

	Six Months Ended June 30,		Year Ended December 31,
	2010		2009		2008		2007		2006		2005
Ratio of Earnings to Fixed Charges
Earnings:

Income before income taxes	$2,464.9		$7,403.0		$3,122.4		$5,257.9		$4,914.4		$3,890.3

Interest expense, including amortization of debt discount and expense related to indebtedness	199.6		447.4		469.8		447.9		403.5		226.2

Estimated interest portion of rental expense	27.8		73.6		66.4		64.9		60.7		46.7

Total Earnings Available for Fixed Charges	$2,692.3		$7,924.0		$3,658.6		$5,770.7		$5,378.6		$4,163.2

Fixed Charges:

Interest expense, including amortization of debt discount and expense related to indebtedness	$199.6		$447.4		$469.8		$447.9		$403.5		$226.2

Estimated interest portion of rental expense	$27.8		$73.6		$66.4		$64.9		$60.7		$46.7

Total Fixed Charges	$227.4		$521.0		$536.2		$512.8		$464.2		$272.9

Ratio of earnings to fixed charges	11.84	x	15.21	x	6.82	x	11.25	x	11.59	x	15.26	x